# STRATEGIC GLOBAL INVESTMENTS, INC.

## ACTION BY WRITTEN CONSENT IN LIEU OF A MEETING OF THE BOARD OF DIRECTORS

The undersigned being the sole director of Strategic Global Investments, a Delaware corporation (the "Company"), hereby takes the following corporate actions and adopts the following resolutions, which corporate actions and resolutions shall constitute the unanimous vote of the director of the Company. The undersigned's adopted resolutions by written consent to be effective as of the date set forth below and do hereby direct the Secretary of the Corporation to make this instrument a part of the records of the company.

WHEREAS, the Board finds it desirable and necessary for proper corporate governance to add officers, directors and executives; and

WHEREAS, Garland E. Harris is the Sole Director, President, Secretary and Treasurer;

NOW, THEREFORE BE IT:

RESOLVED, that it is desirable and in the best interest of the Company to add directors and executive officers. Specifically, effective immediately, Garland E. Harris is hereby authorized to invite and approve officers to the Company and directors to the Board of Directors.

FURTHER RESOLVED, that the Secretary of the Company is hereby authorized, empowered and directed to furnish copies, certified true and correct by the Secretary, to any person requesting evidence of these resolutions; and

FURTHER RESOLVED, that any party to whom a certificate hereof is furnished, is requested to rely upon these resolutions until receipt by the requested party of written notice or changes, if any therein.

IN WITNESS WHEREOF, the undersigned has hereunto set his hands and seal as of the date indicated below.

DATED to be effective as of the 1st day of June, 2017.

______________________________

Garland E. Harris, Sole Director